EXHIBIT 99

 FOR IMMEDIATE RELEASE                          Contact:  Mr. Charles R. Ofner
                                                                (713) 496-5000

       May  20,  1996,  Houston,   Texas.....Reading &  Bates Corporation (RB-
 NYSE) announced that Statoil, Den norske stats oljeselskap a.s, has issued a letter of intent for utilization of the semisubmersible J. W. McLEAN, formerly RIG 42, to execute a development program for the Connemara project offshore Ireland. The project, which is expected to commence in March 1997 following a further upgrade of the unit's BOP and subsea equipment handling systems, is expected to have a duration of nineteen months. Total contract value is estimated at approximately $59.8 million.

       Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "We are very pleased to have been awarded this development job, which is subject to Statoil's Management and Board approval, and thus add Statoil, the
 Norwegian  state oil  company,  to  our  long list  of  valued clients.   The
 current upgrade  of RIG 42  nearing completion,  plus the further upgrade for
 the  Statoil  program  will   result  in   a  drilling  unit  with  equivalent
 capabilities  as high-specification   third-generation  semis,  and thus  the
 purchase of this  unit in 1995 and  its  deployment in the  North Sea area in
 1996/1997  provides   a  very   attractive   return  for   Reading  &   Bates
 shareholders."

       Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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